Exhibit 21.1

Subsidiaries of the Company

EnFacet, Inc., a Texas corporation

Globalfare.com, Inc., a Nevada corporation

Government Internet Systems, Inc., a Nevada corporation

Now Solutions, Inc., a Delaware corporation

Ploinks, a Texas corporation

Pointmail, Inc., a California corporation

Priority Time Systems, Inc., a Nevada corporation

SnAPPnet, Inc., a Texas corporation

Taladin, Inc., a Texas corporation

Vertical Healthcare Solutions, Inc., a Texas corporation

Vertical Internet Solutions, Inc., a California corporation